Exhibit 99

Patterson Companies Announces Appointment of Scott P. Anderson

As President of Patterson Dental Supply Unit

St. Paul, MN—June 1, 2006—Patterson Companies, Inc. (Nasdaq: PDCO) today announced the appointment of Scott P. Anderson as president of its dental business, Patterson Dental Supply, Inc. Anderson, 39, previously served as vice president of sales and prior to that as vice president of marketing of Patterson Dental Supply.

Anderson, who joined Patterson Dental Supply in 1993, also has been branch manager of the unit’s San Francisco and Minnesota offices, in addition to serving as national dental equipment manager. He was recently elected to the board of directors of the Dental Trade Alliance, the trade association of dental manufacturers, distributors and laboratories.

James W. Wiltz, Patterson’s president and chief executive officer, commented: “Due to his extensive professional experience, Scott has acquired a deep understanding of the North American dental market. This knowledge, together with his proven executive leadership skills, makes us confident that he can build upon Patterson Dental’s industry-leading position and long record of profitable growth.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415